Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-224405) and Form S-8 (No. 333-217010) of Laureate Education, Inc. of our report dated March 20, 2018, except for the effects of discontinued operations discussed in Note 1 and Note 3 to the consolidated financial statements, as to which the date is November 13, 2018, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
November 13, 2018